EXHIBIT 99.1

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

January 27, 2015	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2014

Ellwood City, Pennsylvania, January 27, 2015 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $1.02 per diluted share on net income of $18.2 million for the year ended December 31, 2014, which represents a 17.2% increase in net income per diluted share as compared to earnings of $0.87 per diluted share on net income of $15.3 million for the year ended December 31, 2013. The Company's return on average assets and return on average equity were 0.94% and 9.01%, respectively, for the year ended December 31, 2014 compared to 0.81% and 8.09%, respectively, for the year ended December 31, 2013.

For the three months ended December 31, 2014, the Company announced earnings of $0.25 per diluted share on net income of $4.6 million, which represents a 19.1% increase in net income per diluted share as compared to earnings of $0.21 per diluted share on net income of $3.8 million for the quarter ended December 31, 2013.  The Company's annualized return on average assets and return on average equity were 0.95% and 8.71%, respectively, for the quarter ended December 31, 2014 compared to 0.79% and 8.06%, respectively, for the quarter ended December 31, 2013.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2014. These results make 2014 the sixth consecutive year that the Company has reported record earnings."  Ms. Zuschlag continued, "I am so proud of the entire management team for their leadership which has contributed to making ESB the strong institution that it is today. I am excited about the opportunity to partner with WesBanco and I believe the combined institution will continue to benefit our shareholders, customers and communities."

Consolidated net income for the year ended December 31, 2014 increased $2.9 million, or 18.7%, to $18.2 million from $15.3 million when compared to the year ended December 31, 2013. This increase was primarily the result of increases in net interest income and noninterest income of $4.7 million and $429,000, respectively, as well as decreases in provision for loan losses and net income attributable to the noncontrolling interest of $1.2 million and $361,000, respectively.  These increases were offset by increases in noninterest expense and provision for income taxes of $2.5 million and $1.3 million, respectively.

Consolidated net income for the quarter ended December 31, 2014 increased $805,000, or 21.3%, to $4.6 million from $3.8 million, as compared to the quarter ended December 31, 2013. This increase was primarily the result of increases in net interest income and noninterest income of $1.1 million and $1.2 million, respectively, as well as decreases in provision for loan losses of $1.0 million.  These increases were offset by increases in noninterest expense and provision for income taxes of $2.0 million and $489,000, respectively.

Press Release

January 27, 2015

The Company's total assets increased by $32.0 million, or 1.7%, to $1.9 billion at December 31, 2014. This increase resulted primarily from increases to cash and cash equivalents, securities available for sale and loans receivable of $12.8 million, or 79.1%, $20.9 million, or 2.0% and $9.9 million, or 1.4%, respectively.  These increases were partially offset by decreases in FHLB Stock, premises and equipment, real estate held for investment, intangible assets and prepaid expenses and other assets of  $2.8 million, or 18.0%, $659,000, or 5.0%, $1.5 million, or 18.9%, $109,000, or 86.3%, and $6.7 million, or 50.5%, respectively. Total non-performing assets decreased slightly to $10.1 million at December 31, 2014 compared to $10.8 million at December 31, 2013 and non-performing assets to total assets were 0.52% at December 31, 2014 and 0.56% at December 31, 2013.  The decrease in non-performing assets of approximately $661,000, or 6.1%, was primarily the result of decreases in non-performing loans of $7.4 million, partially offset by increases in REO, repossessed vehicles and troubled debt restructuring of $170,000, $170,000 and $6.4 million, respectively.   The Company's total liabilities increased $4.2 million, or 0.3%, to $1.73 billion at December 31, 2014 from $1.72 billion at December 31, 2013. This increase resulted primarily from increases to deposits of $45.0 million, or 3.7%, partially offset by decreases to borrowed funds of $40.3 million, or 8.4%.

Total stockholders' equity was $213.6 million or 11.0% of total assets and book value per share was $11.83 at December 31, 2014 compared to $185.8 million or 9.7% of total assets and book value per share of $10.48 at December 31, 2013. The increase to stockholders' equity of $27.8 million, or 15.0%, was primarily the result of increases in additional paid in capital, retained earnings and accumulated other comprehensive income of $1.3 million, or 1.3%, $10.4 million, or 10.7% and $11.6 million, or 252.4%, as well as decreases in treasury stock and unearned employee stock ownership plan of $3.4 million, or 19.2%, and $968,000, or 45.6%, respectively. The increase to accumulated other comprehensive income, which includes the fair value adjustment on the securities portfolio, is primarily due to a decrease in the interest rate on ten year Treasury securities of approximately 86 basis points since December 31, 2013.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF." We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.

Press Release

January 27, 2015

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
Unaudited
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Twelve Months		Three Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013

Interest income	$65,035	$64,754	$16,360	$16,243
Interest expense	17,512	21,977	4,035	5,062

Net interest income	47,523	42,777	12,325	11,181
(Recovery of) provision for loan losses	(665)	500	(800)	200
Net interest income after (recovery of) provision for
loan losses	48,188	42,277	13,125	10,981
Noninterest income	7,201	6,772	2,543	1,345
Noninterest expense	32,340	29,854	9,731	7,689
Income before provision for income taxes	23,049	19,195	5,937	4,637
Provision for income taxes	4,687	3,341	1,299	810
Net income	18,362	15,854	4,638	3,827
Less: Net income attributable to noncontrolling interest	149	510	50	44
Net income attributable to ESB Financial Corporation	$18,213	$15,344	$4,588	$3,783

Net Income per share:
Basic	$1.03	$0.88	$0.26	$0.22
Diluted	$1.02	$0.87	$0.25	$0.21

Net Interest Margin	2.84%	2.65%	2.96%	2.75%
Annualized return on average assets	0.94%	0.81%	0.95%	0.79%
Annualized return on average equity	9.01%	8.09%	8.71%	8.06%

FINANCIAL CONDITION DATA:
			12/31/14	12/31/13

Total assets			$1,938,923	$1,906,917
Cash and cash equivalents			29,044	16,214
Total investment securities			1,083,945	1,063,016
Loans receivable, net			705,569	695,636
Customer deposits			1,267,432	1,222,767
Borrowed funds (includes subordinated debt)			436,967	477,227
Stockholders' equity			213,623	185,843
Book value per share			$11.83	$10.48

Average equity to average assets			10.39%	9.96%
Allowance for loan losses to loans receivable			0.81%	0.95%
Non-performing assets to total assets			0.52%	0.56%
Non-performing loans to total loans			1.08%	1.22%